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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                       XIONICS DOCUMENT TECHNOLOGIES, INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                 FOR THE YEAR ENDED JUNE 30, 1998, 1997 AND 1996


                                                               1998            1997           1996
                                                           ------------     -----------    -----------
Net income (loss) applicable to common shares .........    ($16,251,533)    $   852,349    ($1,532,677)

Weighted average shares outstanding:
         Common stock .................................      11,830,541       9,948,607      1,517,674
         Assumed conversion of stock options ..........            --         2,132,380           --
                                                           ------------     -----------    -----------

                  Total shares ........................      11,830,541      12,080,987      1,517,674

         Net income (loss) per basic share ............    ($      1.37)    $      0.09    ($     1.01)
                                                           ============     ===========    ===========
         Net income (loss) per diluted share ..........    ($      1.37)    $      0.07    ($     1.01)
                                                           ============     ===========    ===========